Exhibit 10.1

July 27, 2006

VIA HAND DELIVERY

Carl D. Schultz

14 Eric Drive

Uxbridge, MA 01569

Dear Carl:

As you know, your employment with Gensym Corporation (the “Company”) was terminated on July 27, 2006 for “cause,” pursuant to sections 2(a) and 3 of the Severance Benefits Agreement, entered into by the Company and you on September 8, 1999 (the “Severance Benefits Agreement”). However, in consideration for your cooperation with the Company in any investigation regarding accounting and revenue recognition issues during the next 180 days, and your execution and non-revocation of the attached agreement, the Company will pay you the severance benefits described in the “Description of Severance Benefits” attached as Attachment A if you timely sign and return this letter agreement by August 17, 2006. By signing and returning this letter agreement, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. You are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying Jennifer Healey in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this letter agreement by August 17, 2006, if you timely revoke your acceptance in writing, or if you fail to cooperate as set forth in Section 8 below, you shall not receive any severance benefits from the Company. You will, however, receive payment on your termination for any unused paid time off accrued through your Termination Date, as defined below. Also, even if you decide not to sign this letter agreement, you may elect to continue receiving group health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other Company-provided benefits will cease upon your Termination Date.

If, after reviewing this letter agreement, you find the terms and conditions are satisfactory to you, you should sign and return this letter agreement to Jennifer Healey by August 17, 2006.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period:

52 Second Avenue, Burlington, MA 01803 U.S.A. Telephone: (781) 265-7100 Fax: (781) 265-7101 www.gensym.com

1. Termination Date - Your effective date of termination from the Company was July 27, 2006 (the “Termination Date”). As of the Termination Date, all salary payments from the Company ceased and any benefits you had under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law, or as otherwise described herein.

2. Description of Severance Benefits – The severance benefits which will be provided to you if you timely sign, return, do not revoke this letter and cooperate as set forth in paragraph 8 below are described in the “Description of Severance Benefits” attached as Attachment A.

3. Release - In consideration of the payment of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts (including any rights you may still have under the Severance Benefits Agreement), agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, § 1 et seq., all as amended, all claims arising out of the Sabanes-Oxley Act, 18 U.S.C. § 1514A, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, § 102 and M.G.L. c.214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c.214, § 1B and the Massachusetts Maternity Leave Act, M.G.L. c.149, § 105(d), all as amended, all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

4. Non-Disclosure and Non-Competition and Non-Solicitation - You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company which you acquired during the course of your employment with the Company, as stated more fully in the Employee Noncompetition, Nondisclosure And Developments Agreement you executed at the inception of your employment which remains in full force and effect. You further

52 Second Avenue, Burlington, MA 01803 U.S.A. Telephone: (781) 265-7100 Fax: (781) 265-7101 www.gensym.com acknowledge and reaffirm your obligations under the Employee Noncompetition, Nondisclosure and Developments Agreement you previously executed for the benefit of the Company at the inception of your employment that also remains in full force and effect.

5. Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or help develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6. Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you.

7. Non-Disparagement – To the extent permitted by law, you understand and agree that as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

8. Continued Assistance - You agree that after the Termination Date and for a period of no less than 180 days you will cooperate with the Company in its own or any third-party’s investigation related to accounting and revenue recognition issues. Your cooperation shall include, but shall not be limited to, at the Company’s request, being interviewed, providing documents in your possession and/or reviewing documents relevant to the investigation. In addition, you agree to assist the Company in defending against and/or prosecuting any litigation or threatened litigation or government proceeding or investigation during this 180 day period, and in performing any other tasks as reasonably requested by the Company.

9. Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10. Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

52 Second Avenue, Burlington, MA 01803 U.S.A. Telephone: (781) 265-7100 Fax: (781) 265-7101 www.gensym.com

11. Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

12. Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

13. Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying Jennifer Healey in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amendment by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14. Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

15. Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

16. Entire Agreement - This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

52 Second Avenue, Burlington, MA 01803 U.S.A. Telephone: (781) 265-7100 Fax: (781) 265-7101 www.gensym.com

If you have any questions about the matters covered in this letter, please contact Jennifer Healey in the Human Resources department.

Very truly yours,

/s/ Lowell Hawkinson
Lowell Hawkinson, Chief Executive Officer
Gensym Corporation

☐	I hereby agree to the terms and conditions set forth above and in Attachment A. I have been given at least twenty-one (21) days to consider this letter agreement (including Attachment A) and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Carl Schultz	August 16, 2006
Carl Schultz	Date

To be returned to Jennifer Healey in the Human Resources Department by August 17, 2006.

52 Second Avenue, Burlington, MA 01803 U.S.A. Telephone: (781) 265-7100 Fax: (781) 265-7101 www.gensym.com

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFITS

1. Severance Pay - The Company will pay you an amount equal to two (2) months salary ($26,666.67), less all applicable state and federal taxes (the “Severance Pay”). This Severance Pay will be paid in one lump-sum upon the Company’s determination that you have adequately complied with all requests for cooperation made of you during the Cooperation Period.

2. Stock Option Treatment - Solely for purposes of the stock option agreements governing your outstanding stock option awards under the Company’s 1997 Stock Incentive Plan and the Company’s 2000 Stock Incentive Plan, the Company will waive its right to determine that you were discharged by the Company for “cause” under and as defined in Section 3(e) of each of such stock option agreements. As a result of this waiver, your options under these two plans will not terminate immediately, but will terminate three (3) months after Termination Date.

3. COBRA Continuation - Provided you are eligible and timely elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., for a period of two (2) months, the Company will continue to pay the same amount towards your medical, dental and vision coverage as it did while you were employed with the Company. Thereafter, you may elect to continue receiving COBRA coverage and all premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits.

52 Second Avenue, Burlington, MA 01803 U.S.A. Telephone: (781) 265-7100 Fax: (781) 265-7101 www.gensym.com